Agreement Between China Aoxing Pharmaceutical Company and Mr Zhenjiang Yue

On September 4, 2007, China Aoxing Pharmaceutical Company (“China Aoxing”) and Mr. Zhenjiang Yue reached the following agreement with regard to the purchase of 35% interest in Hebei Aoxing Pharmaceutical Group Co. Ltd. (“Hebei Aoxing”), the main operating subsidiary of China Aoxing, from its Chairman and the Chief Executive Officer, Mr. Zhenjiang Yue.

Background Information:

On July 4, 2007, Chinese government approved that China Aoxing has the right to purchase an additional 35% interest in Hebei Aoxing from its Chairman and the Chief Executive Officer, Mr. Zhenjiang Yue.  As the result of government approval, China Aoxing Pharmaceutical Company, Inc. will be able to own 95% of Hebei Aoxing, the main operating subsidiary of China Aoxing in China.

Previous Agreement with Mr. Zhenjiang Yue

Prior to government approval, China Aoxing owned 60% of Hebei Aoxing, while its Chairman and CEO, Mr. Zhenjiang Yue, and members of his family owned 40%.   Based on the Stock Purchase Agreement dated September 14, 2006 with Mr. Yue, most recently disclosed in its 10QSB filing issued on May 15, 2007, the Company had agreed to pay USD $3.08 million to Mr. Yue, which included a cash amount of USD$1.28 million and a long-term promissory note of USD$1.80 million, to purchase the additional 35% interest in Hebei Aoxing, in order to bring China Aoxing’s total interest in its main operating subsidiary to 95%.

New Agreement with Mr. Zhenjiang Yue

The parties have now agreed that China Aoxing should keep the USD $3.08 million intended for Mr. Yue, to be used for working capital use and strategic development.  Therefore, the parties hereby agree that the “Purchase Price” paid pursuant to the Stock Purchase Agreement will be a junior subordinated note bearing interest at  an interest rate of 5.0% annually.  The principal and accrued interest will be payable on December 31, 2012, except that China Aoxing shall prepay accrued interest and principal to the extent of any positive cash flow from its operations.

In addition, the parties have now agreed that Section 5 of the Stock Purchase Agreement will be amended to provide the following:

5.  Termination.  In the event that the Closing Date has not occurred on or prior to September 14, 2008, then this agreement shall automatically terminate on that date and have no further force or effect.

IN WITNESS WHEREOF, the parties have signed this agreement.

CHINA AOXING PHARMACEUTICAL

COMPANY, INC.

By: /s/ Hui Shao

/s/ Zhenjiang Yue

      Hui Shao, Senior Vice President

ZHENJIANG YUE